Exhibit 99.3

BitMine Immersion (BMNR) Announces Release of Investor Presentation and Launch of “Chairman’s Message” Video Series

Tom Lee, Chairman of BitMine, launches “Chairman’s Message” monthly video series

BMNR investor presentation describes “the Alchemy of 5%”

LAS VEGAS, July 28, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) today announced the release of an investor presentation on its website titled “the Alchemy of 5%” and the launch of a monthly video series called “The Chairman’s Message.”

Hosted by Thomas “Tom” Lee, Chairman of BitMine and co-founder of Fundstrat, the Chairman’s Message video series was developed to help inform investors on the long-term upside of Ethereum and to provide insights into the company’s ETH treasury strategy. The investor presentation, titled “the Alchemy of 5%,” accompanies the video.

“Investors told us they would like to better understand BitMine’s strategy, and we heard them loud and clear. We developed this ongoing monthly video series to continue updating and engaging with them,” said Tom Lee, Chairman of BitMine.

Both the “Chairman’s Message” and investor presentation are available on the website: https://bitminetech.io/investor-relations/

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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